                                                                    EXHIBIT 99.1


March 19, 2003

Dear Shareholder:

Today we released the attached news release reporting results for the fourth quarter and for the year ended December 31, 2002.

We are extremely pleased with the progress made during 2002. The strong growth trends in net income, deposits, loans, and total assets since our inception in December 1998 have continued. As indicated in the news release, records in all categories were achieved with net income increasing 26 percent to $7.3 million, loans increasing 24 percent to $1.123 billion, deposits increasing 35 percent to $1.197 billion, and total assets increasing 54 percent to $1.793 billion. Net income in 2002 was impacted by the accrual of federal income taxes for the first time and by a special charge of $1.2 million for IPO expenses. Consequently, a more valid measure of our earnings trend is pretax income exclusive of the special charge for IPO expenses. Income on that basis was $11.1 million in 2002 compared to $5.8 million in 2001, an increase of 89 percent.

As you are aware, we were unable to complete our initial public offering, which commenced on September 17 and was postponed on October 10, 2002. You will recall that the Keefe Bruyette & Woods' 50 Bank Stock Index declined 16 percent during that period and the Dow Jones Industrial Average hit a low for this century on October 10, 2002. Given the circumstances, postponing the IPO was the right decision.

On February 18, 2003 we sent a letter to those shareholders with 10,000 shares or more who had signed lockup agreements pursuant to the IPO, requesting them to extend those agreements to February 28, 2004 so that we will be in a position to move forward with the IPO when market conditions permit. We are pleased to report that the response to this request has been very positive. We continue to be confident in the prospects for our business and for the successful completion of the IPO.

Although there are many uncertainties in the geopolitical sphere and in both the world and U.S. economies, we are very optimistic about the prospects for Texas Capital Bank for 2003. Our growth in loans and deposits is strong, and the quality of our loan portfolio is sound.

We greatly appreciate your continued support and encourage you to contact us with any questions or suggestions to help us achieve superior financial results.


/s/ JOSEPH M. GRANT               /s/ RALEIGH HORTENSTINE III      /s/ GEORGE F. JONES, JR.
Chairman and CEO                  President                        President and CEO
Texas Capital Bancshares, Inc.    Texas Capital Bancshares, Inc.   Texas Capital Bank

Enclosure


This letter contains forward-looking statements, which are subject to risk and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events, or results to differ significantly from those described in the Company's 10K for the year ended December 31, 2002 which will be filed with the Securities and Exchange Commission by March 31, 2003. To obtain the Form 10K when it is filed, visit our website at texascapitalbank.com or call Investor Relations at 214.932.6631.

                     [TEXAS CAPITAL BANCSHARES, INC. LOGO]

Contact:
Blake Lewis, 972.231.1800
blake@blakelewisapr.com


             TEXAS CAPITAL BANCSHARES REPORTS INCREASE IN NET INCOME

DALLAS (March 19, 2003) - Texas Capital Bancshares, Inc. today reported financial results for the fourth quarter and for the year ended December 31, 2002. For the year ended December 31, 2002, net income increased 26 percent to $7.3 million from $5.8 million in 2001 and total assets increased 54 percent to $1.8 billion from $1.2 billion the prior year.

"Our results for 2002, our fourth full year of operation, were particularly gratifying, considering that net income was reduced by the accrual of federal income taxes for the first time and by a special charge for IPO expenses," said Jody Grant, chairman and CEO of Texas Capital Bancshares, Inc. "We also are very encouraged about the quality of our loan portfolio, given the weakness in the economy. Our ratio of non-performing loans of .26 percent of total loans outstanding at year-end was at its lowest level since the first quarter of 2001. Although the current economic environment continues to be challenging, we believe we are well positioned to benefit when the economy improves, given that interest rates on about 90 percent of our loans float with the market. In a rising rate environment, we anticipate that our net interest margin will improve significantly."

The Company reported net income of $1.9 million (net of $701,000 of income tax expense) for the fourth quarter of 2002 compared to $2.1 million for the fourth quarter of 2001. Pre-tax income was $2.6 million for the fourth quarter of 2002 compared to $2.1 million for the fourth quarter of 2001, which represents a 23 percent increase. Net income for the year ended December 31, 2002 was $7.3 million (net of $2.5 million of income tax expense) compared to $5.8 million for the same period in 2001. Pre-tax income was $9.9 million for the year ended December 31, 2002 compared to $5.8 million for the same period in 2001, which represents a 69 percent increase.

Net income and pre-tax income for the fourth quarter and for the year ended December 31, 2002 included a special charge of $1.2 million for expenses incurred in preparation for an initial public offering of the company's common stock, which was postponed in October 2002 prior to its completion in response to overall market conditions. Excluding the special charge, net income for the fourth quarter of 2002 was $2.7 million compared to $2.1 million for the same quarter in 2001. Pretax income, excluding the charge, for the comparable quarters was $3.8 million in 2002 and $2.1 million in 2001, representing an 80 percent increase. Excluding the charge, net income for the year ended December 31, 2002, was $8.2 million versus $5.8 million for 2001, while pre-tax income was $11.1 million in 2002 and $5.8 million in 2001, which is an increase of 89 percent.

Earnings per diluted common share for the quarter ended December 31, 2002 were $.08 versus $.11 for the same quarter in 2001. For the year ended December 31, 2002, earnings per diluted common share were $.32 versus $.30 for 2001. Earnings per diluted share were impacted by a reduction in income available to common shareholders, due to the payment of preferred stock dividends beginning in the first quarter of 2002 and the payment of taxes in 2002, the aggregate effect of which was $.05 in the fourth quarter and $.19 for the year of 2002. Texas Capital did not record any income tax expense in 2001. Earnings per diluted common share for the fourth quarter and the year ended December 31, 2002 also were impacted by the special charge for IPO expenses, which was $.05 per diluted share for each period.

Return on average assets was .54 percent for 2002 compared to .58 percent for 2001. Return on average equity was 6.27 percent and 6.44 percent, for 2002 and 2001, respectively. The decreases in return on average assets and equity resulted from the accrual of current income tax expense during 2002 and the special IPO charge.

Net interest income was $11.8 million for the fourth quarter of 2002 compared to $9.4 million for the fourth quarter of 2001. The increase was primarily due to an increase in average earning assets of $505.3 million as compared to the fourth quarter of 2001, which offset a 52 basis point decrease in net interest margin. The increase in average earning assets included a $198.7 million increase in average net loans. Average interest bearing liabilities increased $446.9 million from the fourth quarter of 2001, which included a $172.4 million increase in interest-bearing deposits and a $274.5 million increase in borrowings. The increase in average borrowings was primarily related to an increase in federal funds purchased and securities sold under repurchase agreements, and was used to supplement deposits in funding loan growth and securities purchases. The average cost of interest bearing liabilities decreased from 3.11 percent for the quarter ended December 31, 2001 to 2.46 percent for the same period of 2002, reflecting the continuing decline in market interest rates.

The provision for loan losses was $1.3 million for the fourth quarter of 2002 compared to $1.9 million for the fourth quarter of 2001. The provision reflects management's assessment of the risk of loan losses, including risks associated with the continued rapid growth in Texas Capital's loan portfolio. The provision for loan losses to average loans for the quarter ended December 31, 2002 was .47 percent compared to .86 percent during the same quarter in 2001. For the year ended December 31, 2002, the provision was .58 percent compared to .73 percent for 2001. The reserve for loan losses totaled $14.5 million at December 31, 2002, which is 1.30 percent of total loans compared to $12.6 million, or 1.39 percent at December 31, 2001. The company's reserve ratio to non-performing loans continues to be strong at 499 percent at December 31, 2002 compared to 110 percent at December 31, 2001. Net chargeoffs as a percent of average loans remain at what management believes to be an acceptable level.

Texas Capital had non-performing loans of $2.9 million, or .26 percent of total loans at December 31, 2002 compared to $8.2 million or .77 percent at September 30, 2002 and $6.4 million or .71 percent of total loans at December 31, 2001. At December 31, 2002, nonaccrual loans and leases consisted of $641,000 in commercial loans, $1,367,000 in real estate loans, $26,000 in consumer loans and $742,000 in leases.

Non-interest income increased $198,000 compared to the same quarter of 2001. Non-interest income for the fourth quarter of 2002 increased $765,000 compared to the same quarter of 2001, excluding securities gains of $567,000 in the fourth quarter of 2001 Service charges on deposit accounts increased $134,000. This increase was due to the continued increase in deposits, which resulted in a higher volume of transactions. Trust fee income increased $34,000, due to continued growth of trust assets in 2002. Other non-interest income increased by $597,000, primarily due to bank-owned life insurance (BOLI) income of $591,000.

Non-interest expense for the fourth quarter of 2002 increased $2.8 million or 38 percent compared to the fourth quarter of 2001. The increase is primarily due to higher salaries and employee benefits of $1.0 million, the purchase of miles related to the American Airlines AAdvantage(R) program of $157,000, an increase in legal and professional expenses of $227,000, and the IPO expense of $1.2 million

Management expects the balance sheet will continue to be asset sensitive over the next 12 months, resulting in more loans than deposits repricing over this period. This is largely due to the concentration of assets in variable rate loans, rather than fixed rate loans.

Total assets at December 31, 2002 were $1.793 billion, an increase of $176 million from $1.617 billion at September 30, 2002, and an increase of $628 million from $1.165 billion at December 31, 2001. The aggregate loan portfolio at December 31, 2002 was $1.123 billion, an increase of $69 million from $1.054 billion at September 30, 2002, and an increase of $219 million from $904 million at December 31, 2001. Total deposits at December 31, 2002 were $1.197 billion, an increase of $77 million from $1.120 billion at September 30, 2002, and an increase of $311 million from $886 million at December 31, 2001.

About Texas Capital Bancshares

Texas Capital Bancshares, Inc. is a privately owned and operated bank holding company, the principal subsidiary of which is Texas Capital Bank, N.A., headquartered in Dallas, Texas. Texas Capital Bank targets middle market businesses, the executives of those businesses and affluent individuals. The Bank has full-service locations in Austin, Dallas, Fort Worth, Plano and San Antonio.

This release contains forward-looking statements, which are subject to risks and uncertainties. A number of factors, many of which are beyond Texas Capital Bancshares' control, could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These risks and uncertainties include the risk of adverse impacts from general economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the registration statement on Form S-3 as amended relating to the initial public offering and other filings made by Texas Capital Bancshares with the Securities and Exchange Commission.

TEXAS CAPITAL BANCSHARES, INC.

QUARTERLY FINANCIAL SUMMARY - UNAUDITED
Consolidated Daily Average Balances, Average Yields and Rates
(In Thousands Except Share)

                                                            +
                                                For the three months ended                   For the three months ended
                                                     December 31, 2002                             December 31, 2001
                                       --------------------------------------------    ----------------------------------------
                                          Average        Revenue/         Yield/         Average        Revenue/         Yield/
                                          Balance         Expense          Rate           Balance        Expense          Rate
                                       ------------    ------------    ------------    ------------   ------------   ------------

ASSETS
Taxable securities                     $    485,869    $      5,164            4.22%   $    170,501   $      2,407           5.60%
Federal funds sold                           12,087              39            1.28%         21,852            110           2.00%
Deposits in other banks                       1,276              22            6.84%            194              2           4.09%
Loans                                     1,082,775          14,842            5.44%        881,354         13,872           6.24%
   Less reserve for loan losses              14,187              --              --          11,419             --             --
                                       ------------    ------------    ------------    ------------   ------------   ------------
Loans, net of reserve                     1,068,588          14,842            5.51%        869,935         13,872           6.33%
                                       ------------    ------------    ------------    ------------   ------------   ------------
Total earning assets                      1,567,820          20,067            5.08%      1,062,482         16,391           6.12%
Cash and other assets                       100,015                                          52,641
                                       ------------                                    ------------
Total assets                           $  1,667,835                                    $  1,115,123
                                       ============                                    ============

LIABILITIES AND STOCKHOLDERS'
   EQUITY
Transaction deposits                   $     58,024    $        125            0.85%   $     45,961   $        194           1.67%
Savings deposits                            374,120           1,690            1.79%        365,278          2,143           2.33%
Time deposits                               491,056           3,758            3.04%        339,577          3,712           4.34%
                                       ------------    ------------    ------------    ------------   ------------   ------------
Total interest bearing deposits             923,200           5,573            2.39%        750,816          6,049           3.20%
Other borrowings                            417,738           2,730            2.59%        143,220            969           2.68%
                                       ------------    ------------    ------------    ------------   ------------   ------------
Total interest bearing liabilities        1,340,938           8,303            2.46%        894,036          7,018           3.11%
Demand deposits                             194,371                                         116,207
Other liabilities                            10,077                                           9,641
Stockholders' equity                        122,449                                          95,238
                                       ------------                                    ------------
Total liabilities and stockholders'
   equity                              $  1,667,835                                    $  1,115,123
                                       ============                                    ============

Net interest income                                    $     11,764                                   $      9,373
Net interest income to earning
   assets                                                                      2.98%                                         3.50%
                                                                       ------------                                  ------------
Provision for loan losses                                     1,270                                          1,910
Non-interest income                                           2,106                                          1,908
Non-interest expense                                         10,027                                          7,277
                                                       ------------                                   ------------
INCOME BEFORE INCOME TAXES                                    2,573                                          2,094
Income tax expense                                              701                                            --
                                                       ------------                                   ------------
NET INCOME                                             $      1,872                                   $      2,094
                                                       ============                                   ============
EARNINGS PER SHARE:
   NET INCOME
   Basic                                               $        .08                                   $        .11
   Diluted                                                      .08                                            .11
Return on average equity                                       6.07%                                          8.72%
Return on average assets                                        .45%                                           .87%
Equity to assets                                               7.34%                                          8.54%

TEXAS CAPITAL BANCSHARES, INC.

SUMMARY OF LOAN LOSS EXPERIENCE
(In thousands)

                                                  Three months ended
                                                       December 31         Year ended December 31
                                                   2002         2001         2002         2001
                                                 ---------    ---------    ---------    ---------
Beginning balance                                $  13,844    $  11,021    $  12,598    $   8,910
    Loans charged-off:
        Commercial                                      11           30        2,096        1,418
        Consumer                                         5           --           11           --
        Leases                                         698          303        1,740          656
                                                 ---------    ---------    ---------    ---------
    Total                                              714          333        3,847        2,074
   Recoveries:
       Leases                                          105           --          116           --
       Commercial                                       33           --           42           --
                                                 ---------    ---------    ---------    ---------
   Total for recoveries                                138           --          158           --
                                                 ---------    ---------    ---------    ---------
   Net chargeoffs                                      576          333        3,689        2,074
Provision for loan losses                            1,270        1,910        5,529        5,762
                                                 ---------    ---------    ---------    ---------
Ending balance                                   $  14,538    $  12,598    $  14,538    $  12,598
                                                 =========    =========    =========    =========

Reserve for loan losses to loans
   outstanding at end of period                       1.30%        1.39%        1.30%        1.39%
Net charge-offs to average loans1                      .21%         .15%         .38%         .26%
Provision for loan losses to average loans1            .47%         .86%         .58%         .73%
Recoveries to gross charge-offs                      19.33%          --         4.11%          --

Non-performing and renegotiated loans:
    Loans past due (90 days)                     $     135    $     384    $     135    $     384
    Nonaccrual                                       2,776        6,032        2,776        6,032
    Renegotiated                                        --        5,013           --        5,013
                                                 ---------    ---------    ---------    ---------
Total                                            $   2,911    $  11,429    $   2,911    $  11,429
                                                 =========    =========    =========    =========

Reserve as a percent of non-performing
   and renegotiated loans                           499.42%      110.23%      499.42%      110.23%

(1)  Interim period ratios are annualized.

TEXAS CAPITAL BANCSHARES, INC.


CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(In thousands except share data)

                                                Three Months Ended
                                                    December 31         Year Ended December 31
                                                2002         2001         2002         2001
                                              ---------    ---------    ---------    ---------

INTEREST INCOME
Interest and fees on loans                    $  14,842    $  13,872    $  54,387    $  59,236
Securities                                        5,164        2,407       15,484       10,760
Federal funds sold                                   39          110          243          580
Deposits in other banks                              22            2           28           18
                                              ---------    ---------    ---------    ---------
Total interest income                            20,067       16,391       70,142       70,594
INTEREST EXPENSE
Deposits                                          5,573        6,049       21,223       31,759
Federal funds purchased                             395          535        1,540        2,107
Other borrowings                                  2,270          434        5,068        1,673
Long-term debt                                       65           --           65           --
                                              ---------    ---------    ---------    ---------
Total interest expense                            8,303        7,018       27,896       35,539
                                              ---------    ---------    ---------    ---------
NET INTEREST INCOME                              11,764        9,373       42,246       35,055
PROVISION FOR LOAN LOSSES                         1,270        1,910        5,629        5,762
                                              ---------    ---------    ---------    ---------
NET INTEREST INCOME AFTER PROVISION FOR
   LOAN LOSSES                                   10,494        7,463       36,617       29,293
NON-INTEREST INCOME
Service charges on deposit accounts                 717          583        2,772        1,857
Trust fee income                                    260          226          987          826
Gain on sale of securities                           --          567        1,375        1,902
Cash processing fees                                 --           --          993           --
Other                                             1,129          532        2,498        1,398
                                              ---------    ---------    ---------    ---------
Total non-interest income                         2,106        1,908        8,625        5,983
NON-INTEREST EXPENSE
Salaries and employee benefits                    4,265        3,259       16,757       15,033
Net occupancy expense                             1,234        1,273        5,001        4,795
Advertising and affinity payments                   226           69        1,236          278
Legal and professional                              863          636        3,038        1,898
Communications and data processing                  722          774        2,839        2,930
Franchise taxes                                      27           15          108          120
IPO expenses                                      1,190           --        1,190           --
Other                                             1,500        1,251        5,201        4,378
                                              ---------    ---------    ---------    ---------
Total non-interest expense                       10,027        7,277       35,370       29,432
                                              ---------    ---------    ---------    ---------
INCOME BEFORE INCOME TAXES                        2,573        2,094        9,872        5,844
Income tax expense                                  701           --        2,529           --
                                              ---------    ---------    ---------    ---------
NET INCOME                                        1,872        2,094        7,343        5,844
Preferred stock dividends                          (280)         (26)      (1,097)         (26)
                                              ---------    ---------    ---------    ---------
INCOME AVAILABLE TO COMMON STOCKHOLDERS
                                              $   1,592    $   2,068    $   6,246    $   5,818
                                              =========    =========    =========    =========

EARNINGS PER SHARE:
Basic                                         $     .08    $     .11    $     .33    $     .31
Diluted                                       $     .08    $     .11    $     .32    $     .30

TEXAS CAPITAL BANCSHARES, INC.


                                                                                            December 31
                                                                                       2002             2001
                                                                                   ------------    ------------

ASSETS
Cash and due from banks                                                            $     88,744    $     44,260
Federal funds sold                                                                           --          12,360
Securities, available-for-sale                                                          553,169         206,365
Loans, net                                                                              988,019         841,907
Loans held for sale                                                                     116,106          43,764
Premises and equipment, net                                                               3,829           4,950
Accrued interest receivable and other assets                                             41,919           9,677
Goodwill, net                                                                             1,496           1,496
                                                                                   ------------    ------------

Total assets                                                                       $  1,793,282    $  1,164,779
                                                                                   ============    ============


LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
    Non-interest bearing                                                           $    238,873    $    136,266
    Interest bearing                                                                    957,662         749,811
                                                                                   ------------    ------------
                                                                                      1,196,535         886,077

Accrued interest payable                                                                  3,826           2,848
Other liabilities                                                                         8,485           5,897
Federal funds purchased                                                                  83,629          76,699
Repurchase agreements                                                                   302,083          76,986
Other borrowings                                                                         63,748           9,913
Long-term debt:
    Guaranteed preferred beneficial interests in the Company's
       subordinated debentures                                                           10,000              --
                                                                                   ------------    ------------
Total liabilities                                                                     1,668,306       1,058,420

Commitments and contingencies

Stockholders' equity:
    Convertible preferred stock, $.01 par value, 6%:
      Authorized shares - 10,000,000
      Issued shares - 1,057,142 and 753,301 at December 31, 2002 and
         2001, respectively                                                                  11               8
    Common stock, $.01 par value:
      Authorized shares - 100,000,000
      Issued shares - 18,500,812 and 18,400,310 at December 31, 2002 and
         2001, respectively                                                                 185             184
    Series A-1 Non-voting common stock, $.01 par value:
      Issued shares - 695,516 and 741,392 at December 31, 2002 and 2001,
         respectively                                                                         7               7
    Additional paid-in capital                                                          131,881         127,378
    Accumulated deficit                                                                 (13,347)        (20,690)
      Treasury stock (shares at cost: 97,246 and 87,516 at December 31,
         2002 and 2001, respectively)                                                      (668)           (594)
    Deferred compensation                                                                   573             573
    Accumulated other comprehensive income (loss)                                         6,334            (507)
                                                                                   ------------    ------------
Total stockholders' equity                                                              124,976         106,359
                                                                                   ------------    ------------
Total liabilities and stockholders' equity                                         $  1,793,282    $  1,164,779
                                                                                   ============    ============